EXHIBIT 4.1









                                 CERTIFICATE OF
                      DESIGNATIONS, PREFERENCES, AND RIGHTS

                                       OF

                      SERIES Q CONVERTIBLE PREFERRED STOCK

                                       OF

                                  EGLOBE, INC.

                         (Pursuant to Section 151 of the
                         Delaware General Corporation Law)



                  EGLOBE, INC., a corporation organized and existing under the Delaware General Corporation Law (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Executive Committee of the Board of Directors of the Corporation on March 14, 2000 pursuant to authority granted by the Board of Directors of the Corporation as required by Section 151(g) of the Delaware General Corporation Law:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the " BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                  Series Q Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 10,000 shares of Preferred Stock, is Series Q Convertible Preferred Stock (the "SERIES Q PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE").

                                    II. RANK
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                  The  Series Q  Preferred  Stock  shall  rank (i)  prior to the
Corporation's common stock, par value $.001 per share (the "COMMON STOCK"); (ii) prior to the Series F Convertible Preferred Stock, the Series I Convertible Preferred Stock and the Series L Convertible Preferred Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series Q Preferred Stock obtained in accordance with Article X hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series Q Preferred Stock) (collectively with the Common Stock, the Series F Convertible Preferred Stock, the Series I Convertible Preferred Stock and the Series L Convertible Preferred Stock, "JUNIOR SECURITIES"); (iv) pari passu with the Series P Convertible Preferred Stock (the "SERIES P PREFERRED STOCK") and with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series Q Preferred Stock obtained in accordance with Article X hereof) specifically ranking, by its terms, on parity with the Series Q Preferred Stock ("PARI PASSU SECURITIES"); (v) junior to the 8% Series E Cumulative Convertible Redeemable Preferred Stock, the 5% Series J Cumulative Convertible Preferred Stock, the 20% Series M Cumulative Convertible Preferred Stock and the 10% Series O Cumulative Convertible Preferred Stock; and (vi) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series Q Preferred Stock obtained in accordance with Article X hereof) specifically ranking, by its terms, senior to the Series Q Preferred Stock (collectively with the 8% Series E Cumulative Convertible Redeemable Preferred Stock, the 5% Series J Cumulative Convertible Preferred Stock, the 20% Series M Cumulative Convertible Preferred Stock and the 10% Series O Cumulative Convertible Preferred Stock, "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                 III. DIVIDENDS

                  The Series Q Preferred Stock shall not bear any dividends. In no event, so long as any Series Q Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series Q Preferred Stock, voting together as a class.

                           IV. LIQUIDATION PREFERENCE

                  A. LIQUIDATION EVENT. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series Q Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series Q Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series Q Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

                  B. CERTAIN ACTS DEEMED LIQUIDATION EVENT. At the option of any holder of Series Q Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor (other than in connection with the Corporation's proposed acquisition of Trans Global Communications, Inc. (the "TRANS GLOBAL ACQUISITION")) shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to 120% of the Liquidation Preference with respect to each outstanding share of Series Q Preferred Stock or (ii) to the extent applicable, be treated pursuant to Article VI.C(b) hereof. "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                  C. LIQUIDATION PREFERENCE. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series Q Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of such share of Series Q Preferred Stock pursuant to the Purchase Agreement (as defined in Article V.A(i) below) (the "ISSUE DATE") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period) plus (iii) all Conversion Default Payments (as defined in Article VI.E below), Delivery Default Payments (as defined in Article VI.D(b) below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement. The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                                  V. REDEMPTION
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                  A. MANDATORY REDEMPTION. If any of the following events (each, a "MANDATORY REDEMPTION EVENT") shall occur:

                       (i) The Corporation (a) fails to issue shares of Common Stock to the holders of Series Q Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.E below and the Corporation is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (b) fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series Q Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of March 15, 2000, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"), (c) fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series Q Preferred Stock upon conversion of the Series Q Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement dated as of March 15, 2000, by and between the Corporation and the other signatories thereto (the "PURCHASE AGREEMENT") or the Registration Rights Agreement, or (d) fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(j), 4(n) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) business days after the Corporation shall have been notified thereof in writing by any holder of Series Q Preferred Stock;

                       (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC"), prior to July 15, 2000 of the Registration Statement (as defined in the Registration Rights Agreement, the "REGISTRATION STATEMENT") required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain the effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within sixty (60) days after the Registration Trigger Date (as defined in the Registration Rights Agreement), or any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement, the "REGISTRABLE SECURITIES") otherwise cannot be made thereunder (whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Corporation's failure to file and obtain effectiveness with the SEC of an additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement or otherwise) for more than forty-five (45) consecutive days or more than ninety (90) days in any twelve (12) month period after such Registration Statement becomes effective;

                       (iii) The Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                       (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation;

                       (v) The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("NASDAQ"), the Nasdaq SmallCap Market ("NASDAQ SMALLCAP"), the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"); or

                       (vi) any Mandatory Redemption Event shall have occurred and be continuing pursuant to the Certificate of Designations, Preferences and Rights governing the Series P Preferred Stock (the "SERIES P CERTIFICATE OF DESIGNATION");

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii), (v) or (vi), at the option of the holders of at least 50% of the then outstanding shares of Series Q Preferred Stock exercisable by delivery of written notice (the "MANDATORY REDEMPTION NOTICE") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs
(iii) or (iv), the then outstanding shares of Series Q Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Series Q Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the applicable Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "MANDATORY REDEMPTION DATE ") plus (c) all Conversion Default Payments (as defined in
Article VI.E below), Delivery Default Payments (as defined in Article VI.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (2) the "PARITY VALUE" of the shares to be redeemed, where parity value means the product of (a) the highest number of shares of Common Stock issuable upon conversion of such shares of Series Q Preferred Stock in accordance with Article VI below (without giving any effect to any limitations on conversions of shares contained herein, and treating the Trading Day (as defined in Article VI.B(a)) immediately preceding the Mandatory Redemption Date as the "CONVERSION DATE" (as defined in Article VI.D(d)) for purposes of determining the lowest applicable Conversion Price, unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price (as defined below) for the Common Stock during the period beginning on the date of first occurrence of the Mandatory Redemption Event and ending one day prior to the Mandatory Redemption Date (the greater of such amounts being referred to as the "MANDATORY REDEMPTION AMOUNT"). "CLOSING PRICE," as of any date, means the last sale price of the Common Stock on Nasdaq as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series Q Preferred Stock and the Corporation ("BLOOMBERG") or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series Q Preferred Stock for which the calculation of the Closing Price is required.

                  B. TRADING MARKET REDEMPTION. If the Series Q Preferred Stock ceases to be convertible by any holder as a result of the limitations described in Article VI.A(d) below (a "TRADING MARKET REDEMPTION EVENT"), and the Corporation has not, prior to, or within thirty (30) days of, the date that such Trading Market Redemption Event arises, (i) delivered the Share Limit Waiver (as defined in Article VI.A(c)) (to the extent not already given) and (ii)(A) obtained the Stockholder Approval (as defined in Article VI.A(d)) or (B) eliminated any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Article VI.A(d)), then the Corporation shall be obligated to redeem immediately all of the then outstanding Series Q Preferred Stock, in accordance with this Article V.B. In such event, an irrevocable redemption notice (the "TRADING MARKET REDEMPTION NOTICE") shall be delivered promptly to the holders of Series Q Preferred Stock at their registered address appearing on the records of the Corporation and shall state
(i) that the Maximum Share Amount has been issued, (ii) that the Corporation is obligated to redeem all of the outstanding Series Q Preferred Stock and (iii) the Trading Market Redemption Date, which shall be a date (the "TRADING MARKET REDEMPTION DATE") within five (5) business days of the earlier of (a) the date of the Trading Market Redemption Notice and (b) the date on which the holders of the Series Q Preferred Stock notify the Corporation of the occurrence of a Trading Market Redemption Event. On the Trading Market Redemption Date, the
Corporation shall purchase each holder's outstanding shares of Series Q Preferred Stock for an amount per share equal to the Liquidation Preference (the "CAP REDEMPTION AMOUNT").

                  C. CAP  AMOUNT  REDEMPTION.  If the Series Q  Preferred  Stock
ceases to be convertible by any holder as a result of the Cap Amount (as defined in Article VI.A(c)) being reached (a "CAP AMOUNT REDEMPTION EVENT"), and the Corporation has not, prior to, or within one hundred eighty (180) days of, the date that such Cap Amount Redemption Event arises, (1) if the sum of (A) the aggregate number of shares of Common Stock previously issued upon conversion of the Series Q Preferred Stock and upon exercise of the Warrants (as defined in the Purchase Agreement) (together with the aggregate number of shares of Common Stock previously issued upon conversion of the Series P Preferred Stock, unless the Corporation obtains the Non-Integration Letter (as defined in the Purchase Agreement)) and (B) the number of shares of Common Stock that remain issuable upon full conversion of the then outstanding Series Q Preferred Stock at the Conversion Price then in effect (without giving effect to any limitations on conversion contained in Article VI hereof) and upon full exercise of the Warrants (without giving effect to any limitations on exercise contained therein) (together with the number of shares of Common Stock that remain issuable upon full conversion of the then outstanding Series P Preferred Stock (without giving effect to any limitations on conversion contained in the Series P Certificate of Designation), unless the Corporation obtains the Non-Integration Letter), exceeds the Maximum Share Amount (as defined in Article VI.A(d)) on any date prior to the delivery of the Share Limit Waiver (as defined in Article VI.A(c)), either (i) obtained the Stockholder Approval (as defined in
Article VI.A(d)) or (ii) eliminated any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Article VI.A(d)), and (2) delivered to the holders of the Series Q Preferred Stock a Share Limit Waiver (as defined in Article VI.A (c)) (provided that the Share Limit Waiver may not, without the written consent of the holders of at least 50% of the then outstanding shares of Series Q Preferred Stock, be delivered by the Corporation after the one hundred eightieth (180th) day immediately preceding the Automatic Conversion Date (as described below) and, provided, further that in no event shall the Corporation be entitled to deliver a Share Limit Waiver unless all of the shares of Common Stock issuable in excess of the Cap Amount are (x) authorized and reserved for issuance, (y) registered for re-sale under the
Securities Act of 1933, as amended (the "1933 ACT"), by the holders of the Series Q Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap), then the Corporation shall be obligated to redeem immediately all of the then outstanding Series Q Preferred Stock, in accordance with this
Article V.C. In such event, an irrevocable redemption notice (the "CAP AMOUNT REDEMPTION NOTICE") shall be delivered promptly to the holders of Series Q Preferred Stock at their registered address appearing on the records of the Corporation and shall state (i) that the Cap Amount (as defined in Article VI.A(c)) has been issued upon conversion of the Series Q Preferred Stock, (ii) that the Corporation is obligated to redeem all of the outstanding Series Q Preferred Stock and (iii) the Cap Amount Redemption Date, which shall be on the earlier of (a) one hundred eighty (180) days from the date of the Cap Amount Redemption Event and (b) the Automatic Conversion Date (the earlier of such dates being hereafter referred to as the "CAP AMOUNT REDEMPTION DATE"). Solely for purposes of this Article V.C., the Automatic Conversion Date shall be March 15, 2003 and shall not be subject to extension as provided in Article VII hereof without the written consent of the holders of at least 50% of the then outstanding shares of Series Q Preferred Stock delivered to the Corporation prior to March 15, 2003. On the Cap Amount Redemption Date (or such earlier date as the Corporation shall so elect), the Corporation shall make payment of the Cap Redemption Amount (as defined in Article V.B above) in cash.

                  D. FAILURE TO PAY REDEMPTION AMOUNTS. Subject to Article VI.A(d), in the case of a Mandatory Redemption Event or the delivery of a Cap Amount Redemption Notice, if the Corporation fails to pay the Mandatory Redemption Amount or the Cap Redemption Amount, as applicable, within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series Q Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, or at any time after the Cap Amount Redemption Date, to require the Corporation, upon written notice, to immediately issue (without regard to the Cap Amount) at any time or from time to time until payment of the Mandatory Redemption Amount or the Cap Redemption Amount is received by such holder (in accordance with and subject to the terms of Article VI below (but without regard to the Cap Amount)), in lieu of the Mandatory Redemption Amount or the Cap Redemption Amount, as applicable, the number of shares of Common Stock of the Corporation equal to such applicable redemption amount divided by any Conversion Price (as defined below), as chosen in the sole discretion of the holder of Series Q Preferred Stock, in effect from the date of the Mandatory Redemption Event or the Cap Amount Redemption Event, as the case may be, until the date such holder elects to exercise its rights pursuant to this Article V.D.

                   VI. CONVERSION AT THE OPTION OF THE HOLDER

                  A.       OPTIONAL CONVERSION

                       (A) CONVERSION AMOUNT. Subject to the restriction set forth in Article VI.A(b) below, each holder of shares of Series Q Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series Q Preferred Stock into Common Stock as set forth below (an "OPTIONAL CONVERSION"). Each share of Series Q Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (1) the sum of (a) the Stated Value thereof plus (b) the Premium Amount (as defined below), by (2) the then effective Conversion Price (as defined below); provided, however, that in no event (other than pursuant to the Automatic Conversion (as defined in Article
VII)) shall a holder of shares of Series Q Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series Q Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Warrants, the Series P Preferred Stock and the Series P Warrants (as defined in the Purchase Agreement)) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series Q Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso. The "PREMIUM AMOUNT" means the product of the Stated Value, multiplied by .05, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Article VI.B).

                       (b) CONVERSION RESTRICTIONS. No conversions shall be permitted at a Conversion Price (as defined in Article VI.B(a)) that is less than the Fixed Conversion Price (as defined in Article VI.B(a)) prior to April 26, 2000; provided, however, that such restriction shall not apply to conversions taking place on any Conversion Date (i) on which the Trade Price (as defined below) of the Common Stock is greater than or equal to the Fixed Conversion Price or (ii) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation, (other than the Trans Global Acquisition), or (iii) occurring on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) or (iv) occurring on or after the date on which there is a Material Adverse Change (as defined below), or (v) occurring on or after the occurrence of any Mandatory Redemption Event. "TRADE PRICE" means, for any security as of any date, the highest reported sale price of the Common Stock on the Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the highest reported sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the highest reported sale price of such security in the

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over-the-counter  market on the  electronic  bulletin board for such security as reported by Bloomberg, or, if no sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the highest reported bid price of any market maker for such security that is listed in the "pink sheet" by the National Quotation Bureau, Inc. If the Trade Price cannot be calculated for such security on such date in the manner provided above, the Trade Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series Q Preferred Stock. "MATERIAL ADVERSE CHANGE" means
(i) the bankruptcy of the  Corporation;  (ii) the insolvency of the Corporation;
(iii) the receipt by the Corporation of a "going concern" opinion from its auditors; (iv) the resignation or dismissal by the Corporation of its auditors (provided, however, that the replacement by the Corporation of any auditors who are not a "Big Five" auditing firm with a "Big Five" auditing firm shall not be deemed to constitute a "Material Adverse Change"); (v) the resignation or dismissal of the Chairman, the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Corporation; (vi) the receipt by the Issuer of notice of failure to meet Nasdaq listing requirements; or (vii) the abandonment or termination of the Trans Global Acquisition.

                       (c) LIMITATION ON NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED. Subject to written waiver by the Corporation, the maximum number of shares of Common Stock to be issued upon conversion of the Series Q Preferred Stock shall be 3,434,581 shares (subject to adjustment for stock splits, stock dividends and similar events, the "CAP AMOUNT"); provided however, that if the average of the Closing Bid Prices of the Common Stock during the twenty (20) Trading Day period ending on the later of (x) June 30, 2000 and (y) the sixtieth
(60th) calendar day after the date on which the Registration Statement is first declared effective is less than the Closing Bid Price of the Common Stock on January 12, 2000, the Cap Amount shall thereafter equal 3,434,581 multiplied by the Closing Bid Price on January 12, 2000 and divided by the average of the Closing Bid Prices during such twenty (20) Trading Day period, but in no event shall the Cap Amount exceed the Maximum Share Amount (unless the Maximum Share Amount no longer applies pursuant to Article VI.A(d)). If the Corporation has issued a number of shares of Common Stock upon conversion of the Series Q Preferred Stock equal to the Cap Amount, unless the Corporation has provided written notice to the holders of the Series Q Preferred Stock that it has waived the restrictions contained in this Article VI.A(c) on issuing shares of Common Stock upon conversion of the Series Q Preferred Stock in excess of the Cap Amount (the "SHARE LIMIT WAIVER") (provided that such Share Limit Waiver may not, without the written consent of the holders of at least 50% of the then outstanding shares of Series Q Preferred Stock, be delivered by the Corporation after the 180th day preceding the Automatic Conversion Date (as defined in
Article VII); provided, further, that in no event shall the Corporation be entitled to deliver a Share Limit Waiver unless all of the shares of Common Stock issuable in excess of the Cap Amount are (x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the Series Q Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap and; provided, further, that if the sum of (A) the aggregate number of shares of Common Stock previously issued upon conversion of the Series Q Preferred Stock and upon exercise of the Warrants (together with the aggregate number of shares of Common Stock previously issued upon conversion of the Series P Preferred Stock, unless the Corporation obtains the Non-Integration Letter) and (B) the number of shares of Common Stock that remain issuable upon full conversion of the then outstanding Series Q Preferred Stock at the Conversion Price then in effect (without giving effect to any limitations on conversion contained in Article VI hereof) and upon full exercise of the Warrants (without giving effect to any limitations on exercise contained therein) (together with the number of shares of Common Stock that remain issuable upon full conversion of the then outstanding Series P Preferred Stock (without giving effect to any limitations on conversion contained in the Series P Certificate of Designation), unless the Corporation obtains the Non-Integration Letter), exceeds the Maximum Share Amount (as defined in Article VI.A(d)) on any date prior to the delivery of the Share Limit Waiver, the Corporation has either (i) obtained the Stockholder Approval (as defined in Article VI.A(d)) or (ii) eliminated any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Article VI.A(d)), then the Corporation shall be obligated to redeem the Series Q Preferred Stock in accordance with Article V.C.

                       (d) TRADING  MARKET  LIMITATION.  Unless the  Corporation
either (i) is permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) has obtained approval of the issuance of the Common Stock upon conversion of or otherwise pursuant to the Series Q Preferred Stock and upon exercise of the Warrants (and of the issuance of the Common Stock upon conversion of or otherwise pursuant to the Series P Preferred Stock and upon exercise the Series P Warrants (unless the Corporation has obtained the Non-Integration Letter prior thereto)) in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities (the "STOCKHOLDER APPROVAL"), in no event shall the total number of shares of Common Stock issued upon conversion of or otherwise pursuant to the Series Q Preferred Stock and upon exercise of the Warrants (together with any shares of Common Stock issued upon conversion of or otherwise pursuant to the Series P Preferred Stock, unless the Corporation obtains the Non-Integration Letter) and any other shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of or otherwise pursuant to the Series Q Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rule 4460 of Nasdaq or any successor rule) (the "MAXIMUM SHARE AMOUNT") which shall be 7,157,063 shares (19.99% of the total shares of Common Stock outstanding on January 26, 2000) (provided, however, that, if the Corporation obtains the Non-Integration Letter, the Maximum Share Amount shall be 9,365,463 (19.99% of the total shares of Common Stock outstanding on March 15, 2000)), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after January 26, 2000 (or March 15, 2000, as applicable). With respect to each holder of Series Q Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Article XI below. In the event that the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of or otherwise pursuant to the outstanding Series Q Preferred Stock and upon exercise of the Warrants (together with the aggregate number of shares of Common Stock previously issued upon conversion of the Series P Preferred Stock, unless the Corporation obtains the Non-Integration Letter), plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of or otherwise pursuant to the Series Q Preferred Stock at the then effective Conversion Price (without giving effect to any limitations on conversion contained in Article VI hereof) and upon full exercise of the Warrants (without giving effect to any limitations on exercise contained therein) (together with the number of shares of Common Stock that remain issuable upon full conversion of the then outstanding Series P Preferred Stock (without giving effect to any limitations on conversion contained in the Series P Certificate of Designation), unless the Corporation obtains the Non-Integration Letter), represents at least one hundred percent (100%) of the Maximum Share Amount (the "TRIGGERING EVENT"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

                  B.       CONVERSION PRICE.

                       (a) CALCULATION OF CONVERSION PRICE. Subject to subparagraph (b) below, the "CONVERSION PRICE" shall be the lesser of the Variable Conversion Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to adjustments pursuant to the provisions of Article VI.C below. The "VARIABLE CONVERSION PRICE" shall mean the Market Price (as defined below). "MARKET PRICE" shall mean the average of the Closing Bid Prices for any five (5) consecutive Trading Days (the "MARKET PRICE DAYS"), during the twenty-two (22) Trading Day period ending one (1) Trading Day prior to the date the Notice of Conversion (as defined in Article VI.D) is sent by a holder to the Corporation via facsimile (the "PRICING PERIOD"). The Market Price Days shall be designated by the converting holder (from among the days comprising the Pricing Period) in the Notice of Conversion. "FIXED CONVERSION PRICE" shall mean $12.04. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series Q Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such Series Q Preferred Stock. "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                       (b) CONVERSION PRICE DURING MAJOR ANNOUNCEMENTS. Notwithstanding anything contained in subparagraph (a) of this Article VI.B to the contrary, except in connection with the Trans Global Acquisition, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the

Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal, for each such date, to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this subparagraph (b) to become operative.

                  C. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

                       (a) ADJUSTMENT TO CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time when Series Q Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Trading Price (as defined below) to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series Q Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. "Trading Price," which shall be measured as of the record date in respect of the rights offering, means (i) the average of the last reported sale prices for the shares of Common Stock on Nasdaq as reported by Bloomberg, as applicable, for the five (5) Trading Days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Trading Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, (b) at the option of a majority-in-interest of the holders of the outstanding Series Q Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

                       (b) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when Series Q Preferred Stock is issued and outstanding and prior to the conversion of all Series Q Preferred Stock, (i) there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or (ii) in case of any sale or conveyance of all or substantially all of the assets of the Corporation, in any such case, other than in connection with the Trans Global Acquisition or a plan of complete liquidation of the Corporation (each such event described in clause (i) and (ii) above, a "CHANGE OF CONTROL TRANSACTION"), then the holders of Series Q Preferred Stock shall thereafter have the right to receive upon conversion of the Series Q Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series Q Preferred Stock would have been entitled to receive in such transaction had the Series Q Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series Q Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series Q Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series P Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such Change of Control Transaction (during which time the holders of Series Q Preferred Stock shall be entitled to convert the Series Q Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Change of Control Transaction, assumes by written instrument the obligations of this Certificate of Designation (including this subsection (b); provided, however, that in the case of a merger or consolidation in which the Corporation is not the surviving entity and in which all of the outstanding shares of capital stock of the Corporation are being acquired for or converted into the right to receive consideration consisting entirely of cash, then the successor or surviving entity (if not the Corporation) shall not be obligated to assume the obligations under this Certificate of Designation, except for the obligations under Article IV.B). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                       (c) ADJUSTMENT DUE TO DISTRIBUTION. Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series Q Preferred Stock shall be entitled, upon any conversion of shares of Series Q Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                       (d) PURCHASE RIGHTS. Subject to Article III, if at any time when any Series Q Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series Q Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series Q Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                       (e) ADJUSTMENT FOR RESTRICTED  PERIODS. In the event that
(i) the Corporation fails to obtain effectiveness with the SEC of any Registration Statement required to be filed pursuant to the Registration Rights Agreement on or prior to the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement, (ii) any such Registration Statement after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement) lapses in effect, or sales of all the Registrable Securities otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "PROSPECTUS")
included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement)), or (iii) a Cap Amount Redemption Event or Trading Market Redemption Event occurs (each of the events described in clauses
(i), (ii) and (iii) being referred to as an "EXTENDED LOOKBACK EVENT"), then, at the election of each holder of Series Q Preferred Stock, the Pricing Period shall be comprised of, (x) in the case of an event described in clause (i), the twenty-two (22) Trading Days preceding the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement, plus all Trading Days through and including the third (3rd) Trading Day following the date of actual effectiveness of such Registration Statement, (y) in the case of an event described in clause (ii), the twenty-two (22) Trading Days preceding the date on which the holder of the Series Q Preferred Stock is first notified that sales may not be made under the Prospectus, plus all Trading Days through and including the third (3rd) Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus, and (z) in the case of an event described in clause (iii), the twenty-two (22) Trading Days preceding the occurrence of the Cap Amount Redemption Event or Trading Market Redemption Event, as the case may be, plus all Trading Days through and including the third (3rd) Trading Day following the date on which the Share Limit Wavier has been properly delivered in accordance with Article V.C above (in the case of a Cap Amount Redemption Event) or on which the Stockholder Approval has been obtained (in the case of a Trading Market Redemption Event) (each of such periods referred to in clauses
(x), (y) and (z) being defined as an "EXTENDED LOOKBACK PERIOD"). If a holder of Series Q Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph. In the event that an Extended Lookback Event occurs within the three (3) Trading Day-period following the cure of any other Extended Lookback Event, the Extended Lookback Periods shall be cumulative.

                  D. MECHANICS OF CONVERSION. In order to convert Series Q Preferred Stock into full shares of Common Stock, a holder of Series Q Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "CONVERSION
NOTICE  DEADLINE")  on the date  specified  therein as the  Conversion  Date (as defined in Article VI.D(d)) (or by other means resulting in, or reasonably expected to result in, notice  to the  Corporation  on  the  Conversion  Date)  to  the  office  of the
Corporation, which notice shall specify the number of shares of Series Q Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series Q Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series Q Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days following the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                       (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series Q Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                       (b) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within three (3) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "DELIVERY PERIOD"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase Agreement) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series Q Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series Q Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per day in cash for each day beyond a two (2) business day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "DELIVERY DEFAULT") issuable upon surrender of shares of Series Q Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the " DELIVERY DEFAULT PAYMENTS"). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Article VI.

                  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A and in this Article VI.D, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                       (c) NO FRACTIONAL SHARES. If any conversion of Series Q Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the Series Q Preferred Stock shall be the next higher number of shares.

                       (d) CONVERSION DATE. The "CONVERSION DATE" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series Q Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series Q Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

                  E. RESERVATION OF SHARES. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series Q Preferred Stock outstanding (based on the lesser of the then current Variable Conversion Price and the Fixed Conversion Price in effect from time to time)shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series Q Preferred Stock, 4,000,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series Q Preferred Stock (the "RESERVED AMOUNT"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to
Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series Q Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series Q Preferred Stock.

                  If at any time a holder of shares of Series Q Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "CONVERSION DEFAULT"), subject to Article XI, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series Q Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (i) such time that a holder of Series Q Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and
(ii) a Conversion Default. In addition, the Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS ") for a Conversion Default in the amount of (a) .24, multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series Q Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by (c) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "CONVERSION DEFAULT DATE") to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series Q Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

                       (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                       (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares of Common Stock).

                  The holder's election shall be made in writing to the Corporation at any time prior to 9:00 p.m, New York City Time, on or prior to the third (3rd) day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                  F. NOTICE OF CONVERSION PRICE ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Q Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Q Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series Q Preferred Stock.

                  G. STATUS AS STOCKHOLDERS. Upon submission of a Notice of Conversion by a holder of Series Q Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and
(ii) the holder's rights as a holder of such converted shares of Series Q Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series Q Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series Q Preferred Stock with respect to such unconverted shares of Series Q Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series Q Preferred Stock to the holder or, if such shares of Series Q Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series Q Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Article VI.E to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.E.) for the Corporation's failure to convert the Series Q Preferred Stock.

                            VII. AUTOMATIC CONVERSION

                  Subject to the limitations on conversion set forth in Article VI.A(d) and subject to the provisions of Article VI.A(c) and so long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series Q Preferred Stock are then (x) authorized and reserved for issuance,
(y) registered for re-sale under the 1933 Act by the holders of the Series Q Preferred Stock (or may otherwise be resold publicly without restriction) and
(z) eligible to be traded on Nasdaq,  the NYSE, the AMEX or Nasdaq  SmallCap and
(ii) there is not then a continuing Mandatory Redemption Event, Cap Amount Redemption Event or Trading Market Redemption Event, each share of Series Q Preferred Stock issued and outstanding on March 15, 2003 (the "AUTOMATIC CONVERSION DATE"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "AUTOMATIC CONVERSION"). The Automatic Conversion Date shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series Q Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities otherwise cannot be made thereunder during the Registration Period (as defined in the Registration Rights Agreement) (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including during any Allowed Delays (as defined in Section 3(f) of the Registration Rights Agreement)), (ii) any Mandatory Redemption Event, Cap Amount Redemption Event or Trading Market Redemption Event exists, without regard to whether any cure periods shall have run or (iii) that the Corporation is in breach of any of its obligations pursuant to Section 4(h) of the Purchase Agreement. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.

                       VIII. CONVERSION BY THE CORPORATION

                  Subject to the limitations on conversion set forth in Article VI.A(d) and so long as for at all times during the period beginning thirty (30) Trading Days prior to the Forced Conversion Trigger Date (as defined below) and ending on the Corporation Conversion Date (as defined below) (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series Q Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the Series Q Preferred Stock (or may otherwise be resold publicly without restriction) and
(z) eligible to be traded on Nasdaq,  the NYSE, the AMEX or Nasdaq  SmallCap and
(ii) there is not then a continuing Mandatory Redemption Event, Cap Amount Redemption Event or Trading Market Redemption Event, then, at any time after the earlier of (A) the twelve (12) month anniversary of the date the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective by the SEC (subject to extension for each Trading Day following effectiveness that sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot be made pursuant to the Registration Statement (whether by reason of the Company's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement, during an Allowed Delay or otherwise)), and (B) provided that the Registration Statement has been effective and sales of all of the Registrable Securities can be made thereunder for at least forty-five (45) days, the consummation of a Qualified Public Offering (as defined below), the Corporation shall have the right on any Trading Day (a "FORCED CONVERSION TRIGGER DATE") on which, and for a period of twenty (20) consecutive Trading Days prior thereto, the Closing Bid Price of the Common Stock is greater than 200% of the Fixed Conversion Price (subject to adjustment for stock splits, stock dividends and similar transactions), to deliver written notice (the "CORPORATION CONVERSION NOTICE") to the holders of the Series Q Preferred Stock (which notice may not be sent to the holders of the Series Q Preferred Stock (a) until the Corporation is permitted to convert the Series Q Preferred Stock pursuant to this Article VIII and (b) during any period of time in which the Corporation is in possession of any information, the disclosure of which would reasonably be expected to cause a material increase in the Trade Price of the Corporation's Common Stock, unless such information is publicly disclosed at least five (5) Trading Days prior to the Corporation Conversion Date (as defined below)) of its intention to convert all of the outstanding shares of Series Q Preferred Stock into shares of Common Stock in accordance with Article VI and this Article VIII; provided, however, that a Corporation Conversion (as defined below) shall not be permitted if during the period beginning on the date the Corporation Conversion Notice is delivered to the holders of the Series Q Preferred Stock and ending on the Trading Day prior to the Corporation Conversion Date the average Closing Bid Price of the Common Stock during such period is not greater than 200% of the Fixed Conversion Price (subject to adjustment for stock splits, stock dividends and similar transactions). Any conversion hereunder (a "CORPORATION CONVERSION") shall be as of the date (the "CORPORATION CONVERSION DATE") specified in the Corporation Conversion Notice (but in no event prior to the fifteenth (15) Trading Day following the date of such notice), which notice must be given within five (5) Trading Days of the Forced Conversion Trigger Date. The Corporation Conversion Notice shall be delivered to the holders of Series Q Preferred Stock at their registered addresses appearing on the books and records of the Corporation. The Corporation Conversion Date shall be the "Conversion Date" for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder upon a Corporation Conversion. Notwithstanding notice of a Corporation conversion, the holders shall at all times prior to the Corporation Conversion Date maintain the right to convert all or any shares of Series Q Preferred Stock in accordance with Article VI. "QUALIFIED PUBLIC OFFERING" means a firm commitment underwritten public offering, managed by an underwriter of nationally recognized standing, resulting in gross proceeds to the Corporation of at least $45,000,000.

                                IX. VOTING RIGHTS

                  The  holders  of the Series Q  Preferred  Stock have no voting
power  whatsoever,   except  as  otherwise  provided  by  the  Delaware  General
Corporation Law ("DGCL"), in this Article IX, and in Article X below.

                  Notwithstanding the above, the Corporation shall provide each holder of Series Q Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under the DGCL the vote of the holders of the Series Q Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series Q Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series Q Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series Q Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series Q Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

Holders of the Series Q Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                            X. PROTECTIVE PROVISIONS

                  So long as shares of Series Q Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series Q Preferred Stock:

                       (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series Q Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series Q Preferred Stock;

                       (b) create any new class or series of capital stock having a preference over the Series Q Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "SENIOR SECURITIES");

                       (c) create any new class or series of capital stock ranking pari ---- passu with the Series Q Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "PARI PASSU SECURITIES");

                       (d) increase the authorized number of shares of Series Q Preferred Stock;

                       (e) issue any shares of Series Q Preferred Stock other than pursuant to the Purchase Agreement;

                       (f) issue any Senior Securities or Pari Passu Securities, except pursuant to the terms of any Senior Securities or Pari Passu Securities outstanding on the Issue Date;

                       (g) increase the par value of the Common Stock, or

                       (h) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series Q Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event holders of at least a majority of the then outstanding shares of Series Q Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series Q Preferred Stock, pursuant to subsection (a) above, so as to affect the Series Q Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series Q Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series Q Preferred Stock.

                            XI. PRO RATA ALLOCATIONS

                  The Maximum Share Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series P Preferred Stock, Series Q Preferred Stock and Warrants based on the number of shares of Series P Preferred Stock and Series Q Preferred Stock and the number of Warrants issued to each holder. Each increase to the Maximum Share Amount shall be allocated pro rata among the holders of Series P Preferred Stock, Series Q Preferred Stock and Warrants based on the number of shares of Series P Preferred Stock and Series Q Preferred Stock and the number of Warrants held by each holder at the time of the increase in the Maximum Share Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series P Preferred Stock, Series Q Preferred Stock or Warrants, each transferee shall be allocated a pro rata portion of such transferor's Maximum Share Amount. Any portion of the Maximum Share Amount which remains allocated to any person or entity which does not hold any Series P Preferred Stock, Series Q Preferred Stock or Warrants shall be allocated to the remaining holders of shares of Series P Preferred Stock and Series Q Preferred Stock and of Warrants, pro rata based on the number of shares of Series P Preferred Stock and Series Q Preferred Stock and the number of Warrants then held by such holders. In the event that the Corporation has obtained the Non-Integration Letter, the holders of Series P Preferred Stock shall be excluded from the allocations pursuant hereto.

                  The Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series Q Preferred Stock based on the number of shares of Series Q Preferred Stock issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series Q Preferred Stock based on the number of shares of Series Q Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series Q Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series Q Preferred Stock shall be allocated to the remaining holders of shares of Series Q Preferred Stock, pro rata based on the number of shares of Series Q Preferred Stock then held by such holders.





                          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN  WITNESS  WHEREOF,   this  Certificate  of  Designation  is
executed on behalf of the Corporation this 15th day of March, 2000.

                                        EGLOBE, INC.


                                        By:____________________________________
                                                 Christopher J. Vizas
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series Q Preferred Stock)

                  The undersigned hereby irrevocably elects to convert ______ shares of Series Q Preferred Stock, represented by stock certificate No(s). __________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of eGlobe, Inc., a Delaware corporation (the "CORPORATION") according to the conditions of the Certificate of Designation of Series Q Preferred Stock, as of the date written below. If securities are permitted to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the undersigned for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

                  The undersigned hereby irrevocably elects to convert $___________ in Conversion Default Payments, $__________ in Delivery Default Payments and/or $___________ in payments pursuant to Section 2(c) of the Registration Rights Agreement at the Applicable Conversion Price set forth below.

                  The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC TRANSFER").

                  Name of DTC Prime Broker:

                  Account
                  Number:

                  In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests, if permitted, that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the calculation of the undersigned attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

                  Name:             ___________________________
                  Address: ___________________________



                  The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series Q Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

                           Date             of              Conversion:

                           Market              Price              Days:

                           Applicable         Conversion         Price:

                           Number of Shares of
                           Common Stock to be Issued pursuant to:
                           (i) Conversion of Series Q Preferred Stock:


                      (ii) Conversion of Conversion Default
                           Payments, Delivery Default Payments and/or payments pursuant to Section 2(c) of the Registration Rights Agreement:


                           Signature:

                           Name:

                           Address:




*The Corporation is not required to issue shares of Common Stock until the original Series Q Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to the converting holder not later than three (3) business days (subject to a two (2) business day grace period) following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.